                                                                   Exhibit 10.36


================================================================================




                               CELERA DIAGNOSTICS



                             JOINT VENTURE AGREEMENT















                               AS OF APRIL 1, 2001







================================================================================

                             JOINT VENTURE AGREEMENT


                  JOINT VENTURE AGREEMENT (this "Agreement"), dated as of the 1st day of April, 2001, by and among Applera Corporation ("Applera"), the Applied Biosystems Group of Applera ("ABI"), the Celera Genomics Group of Applera ("CRA"), Foster City Holdings, LLC ("ABI LLC"), and Rockville Holdings, LLC ("CRA LLC").

                                    RECITALS

                  WHEREAS, effective as of December 1, 2000, Applera hired Kathy Ordonez to lead a major initiative in diagnostics, with the expectation that such initiative, although commenced within ABI, would be conducted with the active participation of CRA; and

                  WHEREAS, the Board of Directors of Applera has determined that it is appropriate and in the best interest of Applera and its stockholders that such joint initiative be carried out in the form of a joint venture between ABI and CRA on the terms and subject to the conditions set forth in this Agreement (the "Joint Venture").

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. Formation. ABI and CRA hereby agree to the legal formation of the Joint Venture, which Joint Venture shall be structured in the manner described in Annex A attached hereto.

                  2. Name. The name of the Joint Venture shall be "Celera Diagnostics, LLC." The Joint Venture shall be referred to as a joint venture with Applied Biosystems.

                  3. Field. The business of the Joint Venture shall be limited to the field as described in Annex B attached hereto (as such description may be amended from time to time in accordance with this Agreement, the "JV Field").

                  4. Contributions. ABI agrees to make the contributions to the Joint Venture as described in Annex C-1 attached hereto (the "Initial ABI Contribution"), and CRA agrees to make the contributions to the Joint Venture as described in Annex C-2 attached hereto (the "Initial CRA Contribution" and, together with the Initial ABI Contribution, the "Initial Contributions").

                  5. Employees. The initial employees of the Joint Venture shall be those employees of ABI identified on Annex D attached hereto (the "Employees").

                  6. Terms and Conditions. The Terms and Conditions described in Annex E attached hereto shall govern all other aspects of the Joint Venture.

                  IN WITNESS WHEREOF, the parties agree to the foregoing as of the date first written above.

                            APPLERA CORPORATION


                            By: /s/ Tony L. White
                                -------------------------------------------
                                  Name:  Tony L. White
                                  Title:  Chairman, President and
                                  Chief Executive Officer

                            APPLIED BIOSYSTEMS GROUP OF
                            APPLERA CORPORATION


                            By: /s/ Michael W. Hunkapiller
                                -------------------------------------------
                                Name:  Michael W. Hunkapiller
                                Title: President

                            CELERA GENOMICS GROUP OF
                            APPLERA CORPORATION


                            By: /s/ J. Craig Venter
                                -------------------------------------------
                                Name:  J. Craig Venter
                                Title: President and Chief Scientific
                                         Officer

                            FOSTER CITY HOLDINGS, LLC

                            By: PE Corporation (NY), acting through the
                            Applied Biosystems Group, as the sole member
                            of Foster City Holdings, LLC

                            By: /s/ Michael W. Hunkapiller
                                -------------------------------------------
                                Name:  Michael W. Hunkapiller
                                Title: President

                            ROCKVILLE HOLDINGS, LLC

                            By: PE Corporation (NY), acting through
                            the Celera Genomics Group, as the sole member of Rockville Holdings, LLC

                            By: /s/ J. Craig Venter
                                -------------------------------------------
                                Name:  J. Craig Venter
                                Title:  President

                                                                         ANNEX A

                                  JOINT VENTURE
                          FORMATION MECHANICS/STRUCTURE



    ---------------------                        -----------------------
     PE Corporation (NY)                           PE Corporation (NY)
     acting through the             2             acting through the
     Applied Biosystems     ----------------      Celera Genomics Group
           Group
    ---------------------                        -----------------------
         |                                              |
         |    100%                                      |    100%
      4  | Membership                                 4 | Membership
         |  Interest                                    |  Interest
         |                                              |
    ----------------------                     -------------------------
1    Foster City Holdings,          3           Rockville Holdings, LLC    1
        LLC ("ABI LLC")     ----------------            ("CRA LLC")
    ----------------------                     -------------------------
                \                                         /
                 \                                       /
                  \       4                   4         /
        Class A    \                                   /   Class B
       Membership   \                                 /   Membership
        Interest     \                               /     Interest
                      \                             /
                         -------------------------
                          Celera Diagnostics, LLC   1
                              ("JV Company")
                         -------------------------



                         -------------------------


1. CRA LLC and ABI LLC have been formed on behalf of PE Corporation (NY) acting through CRA and ABI, respectively. The JV Company has been formed on behalf of CRA LLC and ABI LLC.

2. PE Corporation (NY) acting through CRA and ABI, respectively, has signed separate operating agreements as the sole member of CRA LLC and ABI LLC, respectively, for the purposes of establishing CRA LLC and ABI LLC as single member limited liability companies to be treated as pass through entities for tax purposes and certain other ministerial matters.

3. ABI LLC and CRA LLC shall sign an operating agreement (the "JV Operating Agreement") for the JV Company. Pursuant to this operating agreement, ABI LLC and CRA LLC shall own separate classes of membership interests in the JV Company (to be designated as the Class A membership interest and the Class B membership interest in the JV Company) with the economic and voting rights specified therein, which shall embody and/or incorporate by reference, as applicable, the relevant provisions of this Agreement, including the Terms and Conditions of Joint Venture specified in Annex E.

4. The Initial ABI Contribution and the Initial CRA Contribution shall be contributed by ABI and CRA, respectively, to the JV Company through ABI LLC and CRA LLC, respectively, as the Class A and Class B members of the JV Company. Such contributions shall be deemed contributed to the JV Company as of the date of this Agreement (the "Commencement Date"), and accounted for as such in accordance with this Agreement as net assets of the JV Company as of such date. This Agreement shall serve as the legal transfer document, provided that if any further documentation is legally required from time to time after the date hereof the parties shall cooperate in implementing such documentation.

                                                                         ANNEX B

                             DESCRIPTION OF JV FIELD


                  The business of the Joint Venture shall be limited to the field of Human In Vitro Diagnostics (HIVD). The HIVD field comprises products, technologies, services, and/or processes for use in the measurement, observation, or determination of attributes, characteristics, diseases, traits, or other conditions:

                  o   for medical management of a human being; and/or

                  o for quality control or testing of human blood or tissue for transfusion or blood banking, bone marrow transplantation or banking, or tissue typing for transplantation..

Examples of activities in the HIVD field:

                  o Development, manufacture, or sale of anything labeled for in vitro diagnostic use or any testing products labeled for investigational use;

                  o Development, manufacture, or sale of products designated as Analyte Specific Reagents (ASR's) by FDA or their research use counterparts in Europe and Japan and general purpose reagents (GPR's) that are specifically sold for use with ASR's;

                  o Development and sale of software products for the interpretation of data to provide an HIVD clinical test result;

                  o Development, manufacture, and sale of products that convey amplification, sequencing, or other patent rights in the HIVD field, or products that are designated specifically for use with products that convey amplification, sequencing, or other patent rights in the HIVD field;

                  o Genetic testing for sample tracking in a clinical laboratory;

                  o Sale of any in vitro testing products regulated by the FDA, including products claimed to be produced under cGMP to be sold to IVD companies or clinical testing laboratories;

                  o In- and out-licensing or other transfer of patents, technology, or know-how for HIVD use; and

                  o Development, manufacture, or sale of, or providing service and support for, systems (reagents, components and/or instruments) developed and manufactured for HIVD use or developed specifically for use with ASRs (or their counterparts outside the US).

Specific examples of activities not in the HIVD field:

                  o Development, manufacture, or sale of products or services for basic and applied research, including clinical research where the medical management of a patient is not involved, unless the product or service is regulated as an in vitro diagnostic test or ASR by the FDA;

                  o Development, manufacture, or sale of products or services for quality assurance and quality control, including testing to determine conformance with specifications, purity and batch-to-batch consistency, but excluding human plasma or tissue-derived samples for the pharmaceuticals industry;

                  o Testing of environmental samples, including the detection of organisms, where the medical management of a human is not involved;

                  o Identity testing applications for forensic purposes or determination of paternity, excluding genotyping or other identification testing for medical management of a human being or sample tracking in a clinical laboratory;

                  o In vitro diagnostic testing of non-human (plant or animal) samples, including animal breeding, pedigree determination, or gender determination;

                  o Testing for the agricultural or food industries, including the identification of genetically modified organisms
                      (GMOs) for these industries;

                  o Sale or service of general purpose ("open") instrument systems or general purpose reagents, including enzymes, unless sold in conjunction with ASRs or other products regulated by the FDA;

                  o Sale of non-exclusive information products and services not regulated by FDA (such as the Celera Discovery System) to any customers, including those customers operating in the HIVD field;

                  o Sale of anything labeled for Therapeutic or Prophylactic use;

                  o Sale of products or services that convey therapeutic or research patent rights; and

                  o In- and out- licensing or other transfer of patents, technology or know-how for use in the therapeutic or research fields.

                                                                       ANNEX C-1

                    INITIAL ABI CONTRIBUTION TO JOINT VENTURE


                  The Initial ABI Contribution shall consist of the following:

1. The ongoing commitment by ABI to pursue all opportunities within the JV Field exclusively through the Joint Venture, pursuant to the terms of this Agreement.

2.       ABI's existing molecular diagnostics business unit headed by Kathy
         Ordonez;

3.       ABI's existing diagnostic sequencing business headed by Eric Shulse;

4 Rights under license with Roche to use PCR and ABI's instrumentation platform in the human diagnostics field for the exclusive use by the JV Company in the JV Field; as well as exclusive rights to all other existing and future ABI patents, technology, and know-how in the JV Field as more fully described in, and subject to the terms and conditions of, Section 3.1(b) of Annex E to this Agreement;

5. On-going royalties payable to ABI under the terms of the License Agreement between Visible Genetics and ABI;

6. ABI's agreement to fund 50% of the working capital and fixed capital requirements of the Joint Venture as specified in Sections 2.3 and 7.3 of Annex E to this Agreement; and

7. ABI's agreement to reimburse CRA for tax benefits resulting from losses generated by the JV Company as specified in Section 7.4 of Annex E to this Agreement.

                                                                       ANNEX C-2

                    INITIAL CRA CONTRIBUTION TO JOINT VENTURE


                  The Initial CRA Contribution shall consist of the following:


1. The ongoing commitment by CRA to pursue all opportunities within the JV Field exclusively through the Joint Venture, pursuant to the terms of this Agreement.

2. Access to the Celera Discovery System and all databases, including databases developed after the date hereof and during the term of the Joint Venture; as well as exclusive rights to all existing and future CRA patents, technology, and know-how in the JV Field as more fully described in, and subject to the terms and conditions of, Section 3.1(b) of Annex E to this Agreement;

3. CRA's payment of certain amounts relating to the molecular diagnostics initiative (primarily salaries) incurred from January 1, 2001, to March 31, 2001) under the terms of that certain Agreement dated as of March 30, 2001 between CRA and ABI (the "Prior Payment");

4. CRA's agreement to fund 50% of the working capital and fixed capital requirements of the Joint Venture as specified in Sections 2.3 and 7.3 of Annex E to this Agreement; and

5. CRA's agreement to fund all of the cash operating losses of the Joint Venture up to a maximum of $300 million (excluding those amounts required for periodic working and fixed capital contributions which are to be shared equally by ABI and CRA) and to absorb the full operating losses of the Joint Venture in the manner specified in Sections 7.1(a) and 7.3(a) of Annex E to this Agreement, subject to a credit for the Prior Payment as specified in such Sections.

                                                                         ANNEX D

            ABI EMPLOYEES INITIALLY TRANSFERRING TO THE JOINT VENTURE


[Intentionally omitted. The Company will furnish supplementally a copy of this annex to the Securities and Exchange Commission upon request.]

                                                                         ANNEX E

                      TERMS AND CONDITIONS OF JOINT VENTURE


1.       Joint Venture Business and Related Fundamental Principles

         1.1 Scope of JV Company Business; Activities of ABI and CRA. The business of the Joint Venture as conducted through the JV Company shall be limited to the JV Field (which expressly includes the right to conduct such business jointly with collaboration partners). The JV Company shall not conduct any business outside of the JV Field unless the JV Field definition is amended to include such other business in accordance with the terms and conditions contained herein. Similarly, subject to Sections 1.4, 1.5, 3.3 and 3.4 below, ABI and CRA shall engage in activities in the JV Field (whether directly or indirectly through collaboration with third parties) exclusively through the JV Company and shall not conduct any business within the JV Field other than through the JV Company. Subject to Sections 1.4, 1.5, 3.3 and
                  3.4 of this Annex, the Joint Venture shall collect all revenues or other consideration from the sale of any products, services, licenses, or technology transfers in the JV Field, unless otherwise agreed by the JV Board.

         1.2 Role within Applera Corporation. The following principles shall govern the operation of the Joint Venture as a business unit within Applera Corporation:

                  (a) As specified in further detail in Section 4 below, the JV Company shall have its own board of managers (the "JV Board") and management who shall be responsible for the operation of the JV Company's business.

                  (b) The parties recognize that certain matters relating to or affecting the JV Company may also relate to or affect ABI or CRA. Therefore, as a general principle these matters should be subject to the same procedures and processes currently used to resolve issues between ABI and CRA, with the understanding that the JV Company would be included in those procedures and processes as applied to such matters. These procedures and processes include the Applera Inter-Group Policy Committee (the "Inter-Group Policy Committee," which term includes any processes or procedures for resolution of issues between ABI and CRA, or among ABI, CRA, and the JV Company, as may be applicable from time to time, and any successor committees, processes, or procedures). This Annex E specifies certain matters that must be reviewed by the Inter-Group Policy Committee, but these matters should not be viewed as exclusive.

                                   Annex E-1

                  (c) The parties also recognize that, since ABI, CRA, and the JV Company operate under the authority of the Applera Corporation Board of Directors (the "Applera Board"), the terms, conditions, ownership, and operation of the Joint Venture shall at all times remain subject to the ultimate supervision of the Applera Board. Section 8 below outlines this principle in further detail, and in particular identifies certain "Fundamental Changes" which require the approval of the Applera Board.

                  (d) Within this framework, the parties anticipate that disputes and disagreements can be minimized by encouraging ongoing consultation and discussions among the parties and by using formal processes and procedures where necessary or appropriate. The parties shall communicate regarding potential concerns before signing agreements or committing to transactions, and are encouraged to initiate dialogue, whenever there is potential for conflict or disagreement even where this potential is not deemed significant.

         1.3 JV Field Definition and Interpretation. The JV Field definition affects all parties, and therefore interpretation and amendment of the definition shall be subject to the approval of the Inter-Group Policy Committee (subject to the oversight of the Applera Board as outlined in Section 8). However, the JV Board, acting in consultation with JV Company management, shall have the primary responsibility for reviewing the JV Field definition from time to time and recommending any proposed amendments to the Inter-Group Policy Committee. Such review shall occur at least on an annual basis, but shall also occur more frequently as circumstances require, such as due to actual or anticipated technological changes or evolution of the human in vitro diagnostics market, with the goal of anticipating issues to minimize the development of conflict. ABI and CRA may also make recommendations to the Inter-Group Policy Committee from time to time as they believe necessary or appropriate with respect to the JV Field definition. Amendments approved by the Inter-Group Policy Committee shall be binding on the parties and shall be formally adopted as provided in Section 9 below.

                                    Annex E-2

         1.4 Business Opportunities, Including New Technology and IP. If either ABI or CRA identifies a business opportunity within the JV Field (including any proposed acquisition of technology or other intellectual property or improvements thereto with applications within the JV Field as contemplated by Section 3.3), they shall present this opportunity to the JV Company. Subject to the authority of the Applera Board as described in
                  Section 8 of this Annex E, it shall be within the sole discretion of the JV Board as to whether or not the JV Company shall pursue the business opportunity. If the JV Board makes a determination that the JV Company will not pursue such a business opportunity, then the party that identified the opportunity shall be permitted to pursue such opportunity in the JV Field on the terms and conditions approved by the Inter-Group Policy Committee.

         1.5 Certain Third Party Collaborations. Notwithstanding the restriction in Section 1.1 above, the JV Company, ABI and CRA may individually establish collaborations with third party companies to conduct pharmacogenomic research. Such research relates to the identification, analysis or validation of surrogate markers for drug activation or drug metabolism, and the determination or prediction of treatment response, efficacy or adverse effects specifically in connection with the development of a therapeutic regimen. The JV Company shall have royalty-free access to all markers derived from any third party collaboration for use in the JV Field, except for royalties owed to third parties. The JV Company shall maintain the exclusive right within Applera to commercialize any analyte specific reagents and in vitro diagnostic products resulting from any such third party collaboration. Furthermore, the JV Company shall have the right of first refusal within Applera to establish a third party collaboration that involves the discovery of markers for use in the JV Field. Notwithstanding anything herein to the contrary, CRA shall retain the right to utilize such markers in its clinical trial activities without compensation to the JV Company. However, the JV Company may not establish a third party collaboration that is specifically designed to identify therapeutic targets. In cases where the third party collaboration involves the discovery of both diagnostic and therapeutic markers, the JV Company and another Applera operating group would jointly establish the collaboration. The Applera operating group establishing a third party collaboration shall collect all revenues from that collaboration. If more than one Applera operating group participates in the collaboration, the revenues shall be shared proportionately as agreed between them with the approval of the Inter-Group Policy Committee.


                                   Annex E-3

2.       Formation/Capitalization

         2.1 Nature of Joint Venture; Ownership . The Joint Venture shall be conducted by CRA and ABI through the JV Company. ABI and CRA shall each own their respective interests in the JV Company through ABI LLC and CRA LLC, respectively, which shall own Class A and Class B membership interests, respectively, in the JV Company. The economic and voting rights associated with those two classes of membership interests are to be set forth in the JV Operating Agreement, which shall have terms and conditions which are not inconsistent with this Agreement. The Class A and Class B membership interests in the JV Company shall represent equal membership interests in the JV company with respect to all matters (including voting and economic rights) except as otherwise specifically provided in this Agreement. ABI and CRA, as the Class A and Class B members, respectively, of the JV Company, shall account for their respective membership interests in the JV Company consistent with the rights and obligations associated with those interests pursuant to the JV Operating Agreement, which shall embody and/or incorporate by reference the principles outlined in Section 7 below.

         2.2 Initial Capital Contributions. The Initial Contributions of ABI through ABI LLC and CRA through CRA LLC to the JV Company and the contribution mechanics are as described in Annexes A, C-1, and C-2 attached hereto.

         2.3 Future Capital Contributions. All future funding needs for the JV Company shall be satisfied in accordance with Section 7.3 of this Annex subject to the following:

                  (a) The funding of the LLC pursuant to Section 7.3 shall not alter ABI LLC's or CRA LLC's respective Class A or Class B membership interest in the JV Company even though, among other things, such provisions may require unequal cash contributions to the JV Company, as the commitment to make such contributions are part of the Initial Contributions. The making of any contributions which would cause deviation in the Class A or Class B membership interests or the rights or obligations associated with such interests as set forth in this Annex is a Fundamental Change subject to Section 8 below.

                  (b) Except as set forth in this Agreement with respect to the Initial Contributions, all contributions from the parties shall be in the form of cash unless otherwise approved by the JV Board. Non-cash contributions shall be valued at the fair value of the property contributed as determined by the Applera Board using outside resources to the extent it deems necessary. For the avoidance of doubt, it is understood that such valuation is for purposes of determining the Class A and Class B membership interests of each of ABI LLC and CRA LLC in the JV Company and not for accounting purposes.

                                   Annex E-4

                  The JV Board shall review and approve the JV Company business plan and corresponding budget (including fixed and working capital requirements) prior to the commencement of each of its fiscal years, and at such other times as the JV Board determines from time to time.

3.       Intellectual Property Matters

         3.1 IP Contributions by ABI and CRA. The initial intellectual property contributions of each of ABI and CRA to the JV Company through ABI LLC and CRA LLC, respectively, include (a) the intellectual property specifically set forth in Annexes C-1 and C-2, and (b) subject to Section 3.4 below and subject to the rights of third parties, exclusive rights to all existing and future ABI and CRA patents, technology, and know-how (including improvements and modifications thereto) for applications within the JV Field. Subject to Sections 1.4 and 1.5 above and Sections 3.3 and 3.4 below, the JV Company shall have the right to use such intellectual property within the JV Field (including the right to license or sublicense such intellectual property) without the payment of any license fees or royalties to ABI or CRA but subject to the terms and conditions, including royalty or license fee obligations, owing to any third party in respect of such intellectual property. ABI and CRA shall use their commercially reasonable efforts to ensure that future contracts with third parties do not contain restrictions that would restrict the JV Company's access to and use of their intellectual property as contemplated by this Section, and before entering into any contract that contains such a restriction they shall obtain the approval of the Inter-Group Policy Committee.

                                   Annex E-5

         3.2 Rights to Technology Developed or Acquired by JV Company. Subject to Sections 1.4 and 1.5 above, the JV Company shall have the exclusive right to use intellectual property developed or acquired by the JV Company within the JV Field. Outside of the JV Field, subject to the rights of any third party, any intellectual property developed or acquired by the JV Company (a) may be used exclusively by ABI within the research field without the payment of any license fees or royalties to the JV Company, and (b) may be used exclusively by CRA within the therapeutics field without the payment of any license fees or royalties to the JV Company. The use of any intellectual property developed by the JV Company in a field of use not contemplated by this Section 3.2 shall be determined by the Inter-Group Policy Committee. The foregoing notwithstanding, the use of technology, know-how, information, or data developed by the JV Company may be subjected to such reasonable restrictions as the Inter-Group Policy Committee may determine for purposes of securing necessary patent protection, complying with JV Company obligations to third parties, or maximizing the commercial value to Applera of the technology, know-how, information, or data. The JV Company shall use its commercially reasonable efforts to ensure that future contracts with third parties do not contain restrictions that would restrict ABI's or CRA's access to and use of its intellectual property as contemplated by this Section, and before entering into any contract that contains such a restriction it shall obtain the approval of the Inter-Group Policy Committee.

         3.3 Rights to Third-Party Technology. ABI's or CRA's subsequent acquisition of rights to technology or other intellectual property or improvements thereto from a third party with applications within the JV Field shall be subject to Section
                  1.4 above.

         3.4 CRA's Existing Collaborations. The parties acknowledge that CRA currently is a party to certain collaboration and other agreements that, among other things, provide third parties with access to certain CRA technology for use in certain fields, including fields that would be considered within the JV Field. Notwithstanding anything to the contrary contained herein, these agreements and the transactions and relationships established by them shall be deemed excluded from the JV Field and the grant of rights to third parties under these agreements shall not be a violation of this Joint Venture Agreement if and to the extent that CRA is, under the terms and conditions of such collaboration and other agreements, prohibited from assigning them to the JV Company. CRA and the JV Company will separately agree in writing on the list of collaboration and other agreements that are covered by the exception in this Section 3.4. For the avoidance of doubt, it is understood that even if a collaboration or other agreement is excluded under this Section 3.4, intellectual property that CRA may derive from such agreement within the JV Field shall be covered by Section 3.1 above, and will be deemed contributed to the JV Company for its exclusive use within the JV Field, unless prohibited under the terms of such collaboration and other agreements.

                                   Annex E-6

         3.5 Determinations. The applicability to the JV Field of intellectual property that is subsequently created or acquired by either ABI or CRA, as the case may be, shall be determined by the Inter-Group Policy Committee as contemplated by Section
                  1.2 above.

4.       Governance.

         4.1      JV Board

                  The Joint Venture shall operate under the supervision of the JV Board, which shall have the authority of a "manager" of a limited liability company under the Limited Liability Company Act of the State of Delaware, subject to the specific limits set forth herein. The following provisions shall apply to the JV Board:

                  (a) Composition. The JV Board shall have six (6) members, consisting of:

                        (i)     the Chief Executive Officer of Applera (the
                                "CEO"),

                        (ii)    the JV President (as defined below),

                        (iii) one member appointed by ABI LLC as the Class A member of the JV Company (the "ABI Nominee"),

                        (iv) one member appointed by CRA LLC as the Class B member of the JV Company (the "CRA Nominee"),

                        (v)     the Chief Financial Officer of Applera, and

                        (vi)    the General Counsel of Applera,

                                The CEO shall be the Chairman of the JV Board. ABI LLC and CRA LLC can remove and replace the ABI Nominee and CRA Nominee appointed by them, respectively, from time to time without restriction. Any member of the JV Board who is unable to attend a meeting of the JV Board may, for that meeting, designate an alternate or proxy to act on behalf of such member of the JV Board, subject to approval of the CEO.

                  (b) Meetings. Meetings of the JV Board shall be held from time to time as the parties deem necessary or as required to take the actions specified herein, and as may otherwise be requested from time to time by the CEO. A quorum for meetings requires the presence of the ABI Nominee, the CRA Nominee, the JV President, and the CEO (or, if applicable, their designated alternates or proxies).

                                   Annex E-7

                  (c) Voting. Approval of matters voted on by the JV Board at meetings requires a vote of a majority of the entire JV Board (regardless of who is present at a meeting); provided, however, that (i) in the event of a tie vote the CEO (or his designated alternate or proxy) shall have a casting (i.e., tie-breaking) vote and (ii) in lieu of exercising such casting vote, the CEO (or, if applicable, his designated alternate or proxy) may instead have the matter referred to and determined by the Applera Board as contemplated by Section 8.3 below.

                  (d) No Fiduciary Duties. No members of the JV Board shall have any fiduciary or similar duties to the members of the JV Company, and are therefore free to vote in accordance with instructions from the parties nominating such members.

                  (e) Action By Written Consent. Notwithstanding the foregoing, any action required or permitted to be taken at any meeting of the JV Board may be taken without a meeting if all members of the JV Board consent thereto in writing.

                  (f) Indemnification. The JV Company shall indemnify and hold harmless each member of the JV Board from and against any and all claims and demands to the fullest extent permitted by law and Applera's By-laws.

         4.2      Joint Venture Management

                  The day-to-day operations of the Joint Venture shall be run by a management team employed by, and dedicated to, the JV Company under the management and direction of the JV Board. Such management team shall be headed by a president (the "JV President") who shall initially be Kathy Ordonez. The balance of the management team, and the personnel filling management positions, shall be determined from time to time by the JV President under the supervision of the JV Board. The management of the JV Company shall have such authority as the JV Board shall from time to time delegate except that the JV Company's management authority shall not extend to matters requiring approval of the Applera Board or the Inter-Group Policy Committee under the terms hereof.

5.       Operations

         5.1 Access to ABI and CRA Products and Services. From time to time, the JV Company may require products and services of ABI or CRA in addition to those products and services that constitute the Initial Contributions. ABI and CRA, as applicable, shall supply the JV Company with such products and services on terms and conditions (including price) approved by the Applera Board consistent with then applicable policies on intra-company transactions. Such products and services will not be treated as contributions to the JV Company through ABI LLC or CRA LLC unless otherwise determined by the Applera Board consistent with the principles set forth in this Annex.

                                   Annex E-8

         5.2 Access to Corporate Overhead. The JV Company shall have access to Applera's general corporate resources (including tax, accounting and legal) in accordance with, and subject to, Applera management allocation policies as in effect from time to time. The JV Company shall incur an administrative charge to its operations reflecting an allocation of corporate costs as determined by the overall allocation formula (commonly referred to as the "Four-Factor Allocation").

6.       Employees and Benefits

         6.1 Employees. The JV Company shall be staffed with employees who are dedicated full time to the business of the JV Company. The JV Company shall be prohibited from hiring employees of either ABI or CRA without the consent of the affected group, except that the employees identified on Annex D shall initially staff the JV and no consent of ABI is required with respect to such employees.

         6.2 Compensation and Benefits. Subject to Section 4.1(c) and subject also to any matters which by their own terms require Applera Board approval (such as stock options), matters relating to the compensation of JV Company personnel shall be determined by management of the JV Company consistent with Applera policies applicable to such matters as in effect from time to time. JV Company personnel shall also be provided with Applera benefits in accordance with applicable Applera policies as in effect from time to time.

7.       Tax/Accounting Matters

         7.1 Joint Venture Losses. JV Company losses shall be for the account of ABI LLC, as the Class A member of the JV Company, and CRA LLC, as the Class B member of the JV Company (and accordingly recorded by ABI or CRA, as applicable, on their books), as follows:

                  (a) During the Initial Loss Period (as defined below), all operating losses of the JV Company up to an aggregate amount equal to $300 million (the "Initial Loss Commitment") shall be allocated to CRA LLC, provided that CRA LLC shall receive a credit under this clause against the Initial Loss Commitment for the Prior Payment (the aggregate operating losses allocated to CRA LLC from time to time under this clause, including the credit for the Prior Payment, is referred to herein as the "Allocated Initial Losses"); and

                                   Annex E-9

                  (b) All operating losses of the JV Company above the Initial Loss Commitment, or which occur after the Initial Loss Period, shall be allocated 50% for the account of ABI LLC and 50% for the account of CRA LLC (as the Class A and Class B members, respectively, of the JV Company).

                  The "Initial Loss Period" shall mean the period beginning with the formation of the Joint Venture and ending on the earliest to occur of (i) the time at which Allocated Initial Losses equal the Initial Loss Commitment, (ii) the last day of any fiscal quarter during which the JV Company experiences gross operating profits, if such fiscal quarter represents the fourth of four consecutive fiscal quarters during which the JV Company experiences gross operating profits. For these purposes, the JV Company's operating results shall include all items, except those deemed to be non-recurring in nature as determined by the JV Board.

         7.2 Joint Venture Profits. JV Company profits shall be for the account of ABI LLC, as the Class A member of the JV Company, and CRA LLC as the Class B member of the JV Company (and accordingly recorded by ABI or CRA, as applicable, on their books), as follows:

                  (a) All profits of the JV Company shall be allocated 65% for the account of CRA LLC and 35% for the account of ABI LLC until the cumulative profits of the JV Company equal the Allocated Initial Losses; and

                  (b) All profits of the JV Company above the amount referred to in clause (b) above shall be allocated to ABI LLC and CRA LLC equally.

         7.3      Cash Contributions.

                  (a) Cash operating losses of the JV Company shall be funded by CRA LLC (as the Class B member of the JV Company) up to the Initial Loss Commitment, subject to a [credit] under this provision in an amount equal to the Prior Payment. The amounts to be funded pursuant to the following clauses (b) and (c) are incremental to this amount.

                  (b) Working capital requirements of the JV Company shall be funded by ABI LLC and CRA LLC (as the Class A and Class B members, respectively, of the JV Company) equally. Working capital shall be measured at the end of each fiscal quarter as the cash flow impact of the change in the current assets and liabilities of the JV Company.

                                   Annex E-10

                  (c) Plant, property, and equipment ("fixed capital") requirements of the JV Company shall be funded by ABI LLC and CRA LLC (as the Class A and the Class B members, respectively, of the JV Company) equally.

         7.4 Reimbursement of Tax Benefits. If CRA LLC, as the Class B member of the JV Company, assumes and CRA records on its books JV Company losses as provided in Section 7.1 above, then ABI shall reimburse CRA for any tax benefits resulting from such losses or any other tax benefits generated by the JV Company during the loss year to the extent that such benefits are utilized by ABI.

         7.5 Distributions On Liquidation. Upon a liquidation of the JV Company business (which for these purposes includes a sale of the business regardless of the legal structure of such transaction), the assets of the JV Company (or, if applicable, the proceeds of such sale) shall be allocated to ABI LLC and CRA LLC as the Class A and Class B members of the JV Company as follows (after payment of all of the JV Company's debts and liabilities):

                  (a) First, to the extent of any such proceeds, to ABI LLC and CRA LLC in an amount equal to the balance in their respective shareholder equity accounts in the JV Company (payable to them pro rata based on the amounts owing to them under this clause (a) up to such amounts);

                  (b) Second, to the extent of any such proceeds after payment of the amounts in clause (a) above, 65% to CRA LLC and 35% to ABI LLC until the cumulative amounts paid under this clause (b), together with any cumulative profit returned under Section 7.2(a), equals the Allocated Initial Losses; and

                  (c) Third, to the extent of any remaining proceeds after payments of the amounts referred to in clauses (a) and
                        (b) above, to ABI LLC and CRA LLC equally.

8.       Matters Subject to Applera Board Approval or Review

         8.1 Role of Applera Board. Notwithstanding anything to the contrary contained herein, all matters relating to the JV Company shall at all times remain within the purview of the Applera Board, which shall have the authority to review matters relating to the JV Company or the JV Board on its own initiative and, if it deems appropriate, instruct the JV Company or the JV Board regarding particular matters (in which case the JV Company and the JV Board shall be bound to comply with such instructions). Without limiting the foregoing, the conduct of the business of ABI, CRA, ABI LLC, CRA LLC, and the JV Company shall at all times remain subject to Applera policies in effect from time to time.

                                   Annex E-11

         8.2 Fundamental Changes. Although the parties do not anticipate any material alteration in the fundamental structure and ownership of the JV Company for the foreseeable future, from time to time circumstances may arise which warrant consideration of such alterations ("Fundamental Changes"). Fundamental changes, defined to include the following matters, require approval of the Applera Board:

                  (a) Terminating the Joint Venture by transferring its business to either or both of ABI and/or CRA;

                  (b) Spinning off the JV Company into an independent business;

                  (c) Altering the ownership of the JV Company between ABI and CRA due to, for example, alterations in the rights or obligations (including contribution commitments) associated with their direct or indirect interests in the JV Company as set forth in Section 7 above);

                  (d) Allowing a third party to participate in the JV Company, including by way of a transfer by either or both of ABI and/or CRA of its direct or indirect interest or by contribution of new equity into the JV Company;

                  (e) Liquidating the JV Company in whole or in part by disposing of some or all of its assets to a third party; and

                  (f) Other matters identified by the CEO or the Applera Board from time to time as Fundamental Changes.

         8.3 Interpretation of Agreement; Resolution of Disputes. It is the intent of the parties that, subject to the preceding provisions of this Section 8, all issues relating to the JV Company, including the interpretation of this Agreement, be decided or resolved by the JV Board or, in the case of issues which affect or relate to ABI or CRA (including, without limitation, issues relating to the definition of the JV Field), the Inter-Group Policy Committee. However, any dispute, disagreement, or deadlock relating to the JV Company which cannot be so resolved may be referred by the CEO to the Applera Board, and any resulting determination by the Applera Board shall be binding on the parties.


                                   Annex E-12

9.       Amendment and Waiver

Subject to any approval of the Applera Board required under Section 8 of this Annex, the terms and conditions contained in this Agreement may be amended, and the conduct of the parties may deviate from such terms and conditions, with the approval ofthe Inter-Group Policy Committee; provided, however, that any amendment to this Agreement, upon receiving the necessary approval, shall be in a written instrument signed by (a) ABI and ABI LLC, (b) CRA and CRA LLC, and (c) the CEO. In addition, if any provision of this Agreement specifies that the approval or determination of the Applera Board is required for or with respect to any matter, then such provision may not be amended, and the conduct of the parties shall not deviate from such provision, without the approval of the Applera Board.


                                   Annex E-13